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ANNEX H

                                                                  EXHIBIT 10.24

                           CONVERSION AGENCY AGREEMENT


This agreement is entered into effective as of August 8, 1997, between BITWISE DESIGNS, INC., a Delaware corporation with principal offices at Building 50, Rotterdam Industrial Park, Duanesburg Rd., Route 7, Schenectady N.Y. 12306, United States of America (the "Company") of the first part and BANCA DEL GOTTARDO, a Swiss corporation with principal offices at Viale Stefano Franscini 8, 6901 Lugano, Switzerland ("Banca del Gottardo") of the second part.

As authorized by its Board of Directors on July 23, 1997 and pursuant to a Note and Warrant Purchase, Paying and Conversion/Exercise Agency Agreement dated August 8, 1997 (the "Agreement"), the Company proposes to make an offer on the Swiss capital market for the sale of its convertible notes (the "Convertible Notes") and Warrants The Convertible Notes will be convertible into freely transferable and non-restricted shares (the "Shares") of the Common Stock of the Company (the "Common Stock"), on the terms and conditions provided hereafter The Board of Directors of the Company has approved this agreement as regards the conversion of the Notes and has authorized the conversion of the Convertible Notes into the Common Stock of the Company on the terms and conditions hereof.

Article I   Conversion Agent

1.1. The Company hereby appoints Banca del Gottardo, acting through its specified office in Switzerland, as sole Conversion Agent (the "Conversion Agent") for the conversion of Notes or coupons into Shares in accordance with the provisions for conversion set forth in Exhibit I hereto (the "Conversion Provisions") which constitutes an integral part of this agreement.

1.2. So long as any Notes are outstanding, the Company shall maintain a stock transfer agent (the "Stock Transfer Agent") or shall itself perform the functions required of such agent under this agreement.

1.3. The appointment of the Conversion Agent hereunder shall


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continue in effect until the conversion right in respect of the Convertible
Notes shall have terminated. So long as Banca del Gottardo satisfactorily performs its obligations hereunder the Company shall not without the consent of Banca del Gottardo appoint any other Conversion Agent or pay any other bank any commission or remuneration for the conversion of the Convertible Notes or coupons. The Company may at any time send a representative to count the securities before they are delivered to investors.

Article 2         Commissions

2.1. In consideration for the services rendered by the Conversion Agent in connection with the conversion of the Convertible Notes and coupons, the Company undertakes to pay upon demand to the Conversion Agent in US Dollars a commission of 0.25 per cent of the principal amount of each Note converted however at least USD 50.-- per conversion of a Convertible Note in a principal amount of USD 5'000.-- together with reasonable out-of-pocket expenses (e.g. telex, cable, postage, telephone, legal and insurance expenses if any) incurred by the Conversion Agent in connection with its services hereunder.

2.2. Neither Banca del Gottardo nor the Noteholders shall have any obligation to pay to the Stock Transfer Agent any commission, tees, costs or charges in connection with the conversion of Convertible Notes or coupons and the making available of the respective Shares as provided hereafter.

Article 3         Indemnification

The Company will indemnify and hold harmless the Conversion Agent against any losses, liabilities, costs claims actions or demands which it may incur or which may be made against it as a result of or in connection with its appointment or the exercise of its powers and duties under this Agreement other than those based upon or arising out of the negligence of willful misconduct on the part of the Conversion Agent or any of its employees.

Article 4         Conversion of Convertible Notes and Coupons

Each Convertible Note and all unmatured coupons attached thereto, submitted for conversion to the Conversion Agent (a "Converted Note") shall be imprinted or stamped for cancellation by the Conversion Agent with a legend to the effect that such Convertible Note or coupon has been converted. All cancelled Converted Notes and coupons shall be held by Banca del Gottardo for the account of the Company. Banca del Gottardo shall maintain a record of Convertible Notes and coupons converted.

Article 5         Notices


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All notices required under this Agreement shall be deemed to have been duly given if sent by cable telex or facsimile transmission (confirmed in writing, sent by registered airmail) to the following addresses:

If to the Company:

BITWISE DESIGNS, INC.
Building 50, Rotterdam Industrial Park
Duanesburg Rd. Route 7
Schenectady, N.Y. 12306
U.S.A.

Attention:       Chief Financial Officer
Facsimile:       (518)356-9749

If to the Conversion Agent:

BANCA DEL GOTTARDO
Viale Stefano Franscini 8
6901 Lugano, Switzerland

Attention:       New Issue Department
Telex:           841 052
Facsimile:       0114191 808 18 43

or to such other address as at the party receiving the notice shall have notified to the other party in writing. Such cable. telex or facsimile transmission notice shall be deemed to have been duly given at the time of dispatch. Any party receiving a notice by cable, telex or facsimile transmission will be protected by relying upon the cabled, telexed or transmitted notice even though such notice is not subsequently confirmed in writing.

Article 6         Governing Law

6.1. This agreement shall be governed by and construed in accordance with Swiss law, except as to matters regarding conversion of the Notes into Common Stock of the Company, which shall be governed by and construed in accordance with the laws of Delaware. Any action or proceedings against the Company relating to this agreement or the Convertible Notes or coupons may be brought and enforced in the ordinary courts of the Canton of Ticino, venue being in the City of Lugano, and the Company hereby irrevocably submits to such courts in respect of any such action or proceeding with the right to appeal, as provided by law, to the Swiss Federal Court in Lausanne, the judgment of which shall be final. Solely for that purpose and for the purpose of execution in Switzerland, the Company hereby elects legal and special domicile at the office of Banca del Gottardo. Viale Stefano Franscini 8, 6901 Lugano, Switzerland.


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Banca del Gottardo shall notify the Company promptly upon receipt of any notice by it in its capacity as the Company's agent for service of process.

6.2. The Conversion Agent shall also have the right to bring any legal action or proceeding hereunder against the Company in any state or federal court in the United States of America which may have jurisdiction.

Article 7         Counterparts

This agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company and Banca del Gottardo have caused this agreement to be signed and acknowledged by their officers authorized to do so, as of August 8, 1997.



                                    BITWISE DESIGNS, INC.



                                    By: _________________________



                                    BANCA DEL GOTTARDO



                                    By: __________________________


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